Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

• Fourth Quarter 2006 Revenue:	$852 million; down 1%
• Fourth Quarter 2006 Operating Income:	$95 million; down 11%*
• Fourth Quarter 2006 EPS:	39 cents vs. 41 cents*

• Full Year 2006 Revenue:	$3.33 billion; up 6%
• Full Year 2006 Operating Income:	$373 million; up 8%*
• Full Year 2006 EPS:	$1.44 vs. $1.28*

*4Q 2006 includes a $12.4 million charge for insurance costs

LOWELL, ARKANSAS, January 29, 2007 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2006 net earnings of $57.8 million, or diluted earnings per share of 39 cents vs. 2005 fourth quarter earnings of $65.3 million, or 41 cents per diluted share.  Financial results for the current quarter include a $12.4 million pretax charge, or $.05 per diluted share, to increase casualty and workers’ compensation claims reserves.   This $12.4 million pretax charge increased casualty and workers’ compensation claims reserves to reflect the full administrative and termination costs of insurance contracts as the claims are incurred, rather than in the year the contracts terminate.

Total operating revenue for the current quarter was $852 million, a slight decrease from the $858 million for the fourth quarter of 2005.  This decrease in operating revenue was primarily attributable to a reduction in fuel surcharges related to the decline in fuel prices relative to the same period a year ago and moderating demand in our Truck segment.  Current quarter operating revenue, excluding fuel surcharges, increased 1% over the same period of 2005.  This increase in total operating revenue, excluding fuel surcharges, was partly the result of growth in the combined tractor fleet from 11,877 in the fourth quarter of 2005 to 12,127 in the fourth quarter of 2006.  Containers and trailers grew from 49,733 to 52,881 over the same period.  The growth in the fleet was to support additional intermodal and dedicated business.

Operating income for the current quarter declined to $95.4 million vs. $106.6 million for the fourth quarter of 2005.  The $12.4 million charge included $4.7 million of workers’ compensation expense which is classified in salaries, wages and employee benefits costs, and $7.7 million of casualty expense which is classified in insurance and claims costs.  These charges were recognized in each business segment.

“Once again the power and complimentary balance of our economic model was recognized in the fourth quarter.  Outstanding results in both Intermodal and Dedicated Contract Services offset lower operating income from our Truck segment which was facing particularly tough comparisons from the extremely profitable fourth quarter of 2005.  72% of our revenue and 84% of our operating income in the current quarter was derived from non-traditional truckload services.  Demand for our Intermodal service was at record levels during the quarter and DCS continued to produce good growth and strong results while Truck performance was muted due to softening demand,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
• Fourth Quarter 2006 Segment Revenue:	$387 million; up 8%
• Fourth Quarter 2006 Operating Income:	$56.0 million; up 50%

The 8% revenue growth in JBI was partially the result of continued steady increases in load volume totaling in excess of 6%.   Reflecting our growth in traffic lanes of shorter distances, the average length of haul was down 2%.  Fuel surcharge revenue declined relative to fourth quarter 2005, while freight rates improved by 4.5%.  Intermodal generated a record $56.0 million of operating income, up 50%, when compared to the results of $37.4 million in the fourth quarter of 2005.  JBI operating income for the current quarter reflects $0.4 million of workers’ compensation expense and $0.6 million of casualty costs, associated with the $12.4 million pretax charge.  Our strategy for the busy season of 2006 and beyond is to reduce the usage of outsourced rented and leased equipment.  By using less high cost, short term outsourced resources we have been able to positively impact our profitability despite higher rail costs paid to our rail partners.  Railroad service was substantially improved compared to the same quarter a year ago.

Dedicated Contract Services (DCS)
• Fourth Quarter 2006 Segment Revenue:	$233 million; up 5%
• Fourth Quarter 2006 Operating Income:	$24.6 million; down 14%

DCS continued to add contract business in the current quarter for existing and new customers, resulting in the addition of 91 units sequentially during the current quarter and increasing the total tractor fleet count by 348, compared to the fourth quarter of 2005.  Revenue per truck per week was essentially flat compared to the same period last year as an increase in revenue per loaded mile of 4.8% offset a decline in total utilization and an increase in empty miles.  Fuel surcharge revenue declined compared to the fourth quarter of 2005 due to the moderating cost of fuel.  Operating income for the current quarter totaled $24.6 million, compared with $28.7 million in 2005.  DCS operating income for the current quarter reflects $2.4 million of workers’ compensation expense and $3.4 million of casualty costs associated with the $12.4 million pretax charge.

Truck (JBT)
• Fourth Quarter 2006 Segment Revenue:	$239 million; down 16%
• Fourth Quarter 2006 Operating Income:	$14.9 million; down 63%

Truck revenue declined 16% on a 4% decrease in loads hauled compared to the same quarter a year ago.  At the end of the fourth quarter the fleet size was down 315 trucks, or 6%, compared to the end of the fourth quarter of 2005.  Fuel surcharge revenue declined due to lower fuel costs.  Demand was much softer than the fourth quarter of 2005 and year-over-year comparisons were even more difficult due to the absence of hurricane relief shipments that were prevalent last year.  Rates from consistent shippers continued to increase, growing by 4.6 cents per mile or approximately 2.7%, while rates from unplanned activity (spot pricing, back-up pricing and paid deadhead) fell 33%, vs. the same quarter in 2005.  JBT operating income for the current quarter totaled $14.9 million, compared with $40.2 million in 2005.  JBT operating income for the current quarter reflects $1.9 million of workers’ compensation expense and $3.7 million of casualty costs associated with the $12.4 million pretax charge.

Cash Flow and Capitalization:

No shares of treasury stock were purchased during the fourth quarter of 2006.  Approximately $103 million remained authorized by our Board of Directors and available at December 31, 2006, for purchases of treasury stock.  As of December 31, 2006, approximately $396 million was owed on our various credit facilities.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2005. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31
	2006		2005
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$749,602		$742,234
Fuel surcharge revenues	101,967		116,142
Total operating revenues	851,569	100.0%	858,376	100.0%

Operating expenses
Rents and purchased transportation	287,510	33.7%	300,080	35.0%
Salaries, wages and employee benefits	223,771	26.3%	222,248	25.9%
Fuel and fuel taxes	107,863	12.7%	112,350	13.1%
Depreciation and amortization	49,742	5.8%	42,586	5.0%
Operating supplies and expenses	37,195	4.4%	34,497	4.0%
Insurance and claims	29,457	3.5%	16,319	1.9%
Operating taxes and licenses	8,526	1.0%	8,433	1.0%
General and administrative expenses, net of gains	6,875	0.8%	9,470	1.1%
Communication and utilities	5,262	0.6%	5,768	0.7%
Total operating expenses	756,201	88.8%	751,751	87.6%
Operating income	95,368	11.2%	106,625	12.4%
Net interest expense	6,434	0.7%	1,565	0.2%
Equity in loss of associated companies	437	0.1%	1,718	0.2%
Earnings before income taxes	88,497	10.4%	103,342	12.0%
Income taxes	30,693	3.6%	38,004	4.4%
Net earnings	$57,804	6.8%	$65,338	7.6%
Average diluted shares outstanding	147,865		159,246
Diluted earnings per share	$0.39		$0.41

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2006		2005
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$2,897,816		$2,791,926
Fuel surcharge revenues	430,171		335,973
Total operating revenues	3,327,987	100.0%	3,127,899	100.0%

Operating expenses
Rents and purchased transportation	1,124,734	33.8%	1,058,406	33.8%
Salaries, wages and employee benefits	892,066	26.8%	855,272	27.3%
Fuel and fuel taxes	447,309	13.4%	388,962	12.4%
Depreciation and amortization	183,604	5.5%	163,034	5.2%
Operating supplies and expenses	145,794	4.4%	132,895	4.2%
Insurance and claims	71,582	2.2%	55,266	1.8%
Operating taxes and licenses	34,447	1.0%	35,827	1.1%
General and administrative expenses, net of gains	33,232	1.0%	45,939	1.5%
Communication and utilities	22,566	0.7%	22,597	0.7%
Arbitration Settlement	—	0.0%	25,801	0.8%
Total operating expenses	2,955,334	88.8%	2,783,999	89.0%
Operating income	372,653	11.2%	343,900	11.0%
Net interest expense	15,159	0.5%	5,565	0.2%
Equity in loss of associated companies	3,181	0.1%	4,709	0.2%
Earnings before income taxes	354,313	10.6%	333,626	10.7%
Income taxes	134,361	4.0%	126,315	4.0%
Net earnings	$219,952	6.6%	$207,311	6.6%
Average diluted shares outstanding	152,317		162,559
Diluted earnings per share	$1.44		$1.28

Financial Information By Segment

(unaudited)

	Three Months Ended December 31
	2006		2005
	Dollar Amounts (000)	% Of Total	Dollar Amounts (000)	% Of Total
Revenue

Intermodal	$386,764	45%	$359,423	42%
Dedicated	233,468	27%	222,052	26%
Truck	239,188	28%	283,608	33%
Subtotal	859,420	101%	865,083	101%
Intersegment eliminations	(7,851)	(1)%	(6,707)	(1)%
Consolidated revenue	$851,569	100%	$858,376	100%

Operating income

Intermodal	$56,017	59%	$37,367	35%
Dedicated	24,603	26%	28,686	27%
Truck	14,880	16%	40,175	38%
Other (1)	(132)	(0)%	397	0%
Operating income	$95,368	100%	$106,625	100%

	Twelve Months Ended December 31
	2006		2005
	Dollar Amounts (000)	% Of Total	Dollar Amounts (000)	% Of Total
Revenue

Intermodal	$1,430,065	43%	$1,284,255	41%
Dedicated	915,225	28%	844,091	27%
Truck	1,007,556	30%	1,019,971	33%
Subtotal	3,352,846	101%	3,148,317	101%
Intersegment eliminations	(24,859)	(1)%	(20,418)	(1)%
Consolidated revenue	$3,327,987	100%	$3,127,899	100%

Operating income

Intermodal	$181,668	49%	$123,729	36%
Dedicated	104,180	28%	100,182	29%
Truck	86,863	23%	118,747	35%
Other (1)	(58)	(0)%	1,242	0%
Operating income	$372,653	100%	$343,900	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2006	2005

Intermodal (JBI)

Loads	167,763	157,822
Length of haul	1,981	2,019
Revenue per load	$2,305	$2,277
Average tractors during the period *	1,567	1,333
Tractors (end of period)
Company-owned	1,551	1,341
Independent contractor	23	16
Total Tractors	1,574	1,357
Containers (end of period)	27,622	23,755
Average effective trailing equipment usage	26,930	23,523

Dedicated (DCS)

Loads	349,545	332,394
Length of haul	261	269
Revenue per truck per week**	$3,483	$3,498
Average trucks during the period***	5,351	5,029
Trucks (end of period)
Company-owned	5,177	4,771
Independent contractor	122	152
Customer-owned (DCS Operated)	59	87
Total Trucks	5,358	5,010
Trailers (end of period)	6,519	6,352
Average effective trailing equipment usage	12,369	12,074

Truck (JBT)

Loads	213,693	221,526
Length of haul	529	580
Loaded miles (000)	110,902	126,400
Total miles (000)	126,845	143,618
Average non-paid empty miles per load	76.8	61.8
Revenue per tractor per week**	$3,667	$4,019
Average tractors during the period *	5,242	5,474
Tractors (end of period)
Company-owned	4,233	4,368
Independent contractor	962	1,142
Total Tractors	5,195	5,510
Trailers (end of period)	18,740	19,626
Average effective trailing equipment usage	13,164	14,070

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

	Twelve Months Ended December 31
	2006	2005

Intermodal (JBI)

Loads	629,533	598,857
Length of haul	1,989	2,010
Revenue per load	$2,272	$2,145
Average tractors during the period *	1,485	1,259
Tractors (end of period)
Company-owned	1,551	1,341
Independent contractor	23	16
Total Tractors	1,574	1,357
Containers (end of period)	27,622	23,755
Average effective trailing equipment usage	25,152	22,881

Dedicated (DCS)

Loads	1,376,538	1,346,480
Length of haul	264	265
Revenue per truck per week**	$3,466	$3,290
Average trucks during the period***	5,176	5,012
Trucks (end of period)
Company-owned	5,177	4,771
Independent contractor	122	152
Customer-owned (DCS Operated)	59	87
Total Trucks	5,358	5,010
Trailers (end of period)	6,519	6,352
Average effective trailing equipment usage	12,457	11,909

Truck (JBT)

Loads	890,654	900,427
Length of haul	533	558
Loaded miles (000)	465,366	497,175
Total miles (000)	524,565	557,644
Average non-paid empty miles per load	66.6	62.0
Revenue per tractor per week**	$3,704	$3,671
Average tractors during the period*	5,347	5,430
Tractors (end of period)
Company-owned	4,233	4,368
Independent contractor	962	1,142
Total Tractors	5,195	5,510
Trailers (end of period)	18,740	19,626
Average effective trailing equipment usage	13,504	14,309

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$7,371	$7,412
Accounts receivable	346,251	343,501
Income tax receivable	11,824	0
Prepaid expenses and other	105,797	123,777
Total current assets	471,243	474,690
Property and equipment	1,884,318	1,591,561
Less accumulated depreciation	600,767	537,502
Net property and equipment	1,283,551	1,054,059
Other assets	15,263	20,125
	$1,770,057	$1,548,874

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$214,000	$—
Trade accounts payable	170,672	162,749
Claims accruals	20,042	15,651
Accrued Payroll	42,352	61,001
Other accrued expenses	7,961	9,198
Deferred income taxes	23,703	27,487
Total current liabilities	478,730	276,086

Long-term debt	182,400	124,000
Other long-term liabilities	62,307	45,834
Deferred income taxes	294,534	285,929
Stockholders’ equity	752,086	817,025
	$1,770,057	$1,548,874

Supplemental Data
(unaudited)

	December 31, 2006	December 31, 2005

Actual shares outstanding at end of period (000)	144,555	153,813

Book value per actual share outstanding at end of period	$5.20	$5.31